Exhibit 99.1

                            TRACK "A" APPEALS ISSUES
                            PRINCIPLES FOR RESOLUTION

     In conjunction with resolution of Docket No. E-01345A-02-0707 (the "APS Financing Application"), Commission Staff and APS (hereinafter sometimes referred to as "the Parties") agree to limit the scope and elements of the pending APS appeals of the Commission's Decision No. 65154 (the "Track A Order"). This agreement is entered into in recognition that the proposed APS Financing is an "extraordinary event" in that the Utility is seeking approval to secure financing of and for non-utility assets, owned and operated by a non-utility affiliate.

     The Parties acknowledge that the Track A Order appropriately resolves issues that posed a risk to Arizona consumers. Specifically, the Order protects customers from the volatile wholesale market.

     The Parties acknowledge that the Track A Order prohibits the transfer of certain APS assets to its non-utility affiliate, which transfer had been contemplated by earlier Commission decisions.

     The Parties further acknowledge that the Track A Order constitutes a change in Commission restructuring policy with respect to the divestiture of utility generating assets, which change can only be seen as a partial readjustment of the regulatory treatment of generating assets, under the 1999 Settlement.

     The Parties acknowledge that the Track A Order does not resolve all of the regulatory issues that remain as a result of the Track A Order's amendment to Decision No. 61973, the Commission Order approving the APS Settlement.

     The Parties recognize that the issues raised by the APS appeals of the Track A Order are partially resolved to APS's satisfaction by resolution of the APS Financing Application.

     The Parties agree that it is appropriate to dismiss certain claims and to limit the scope of others in APS' appeal of the Track A Order upon successful resolution of the APS Financing Application.

     The Parties further recognize that all remaining elements and claims under the APS appeals of the Track A Order are appropriately the subject of certain regulatory proceedings before the Commission, all of which are presently contemplated by the Parties.

     Accordingly, the Parties agree to execute a Stipulation, or other binding Agreement with the following provisions:

     1. Upon the issuance of a final Commission Decision no longer subject to appeal approving the APS Financing Application, with appropriate conditions, the APS appeals of the Track A Order shall be limited to consideration of the issues

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described in the subsequent paragraphs of this Agreement. The Parties agree that those issues shall each be presented to the Commission for consideration in the appropriate regulatory proceeding, as described herein, prior to final resolution by a court.

     2. The Parties agree that it is appropriate for the Commission to consider what generating assets should be included in APS's rate base, specifically including the question of whether Redhawk 1 and 2, West Phoenix Combined Cycle 4 and 5, and Saguaro Combustion Turbine 3, should be included in rate base. This issue should be considered in the upcoming APS general rate case, anticipated to be filed before June 30, 2003. The Parties expressly recognize that the Commission will consider prudence, used and usefulness, and reasonable operating costs in the course of considering rate base treatment for the assets. The rate case will also require consideration of the appropriate rates to be adopted to compensate APS for its reasonable operating expenses and a fair return on the fair value of its property devoted to public service.

     3. The Parties agree that it is appropriate for the Commission to consider the appropriate treatment and amounts of so-called "stranded investment". Specifically, APS should have the opportunity to present evidence and argument to support a differing regulatory treatment for the "234 million write-off". The issues surrounding the $234 million write-off should be presented to the Commission in the upcoming APS general rate case, along with any other relevant issues or adjustments associated with the appropriate treatment and amounts of so-called "stranded investment".

     4. The Parties agree that it is appropriate for the Commission to consider the appropriate treatment of costs incurred by APS in preparation for the previously anticipated transfer of generation assets to a non-utility affiliate. Specifically, APS should have the opportunity to present evidence and argument to support a specific dollar amount and recovery percentage for such costs. Issues surrounding the amount and recovery of so-called "transition costs" should be presented in the upcoming rate case.

     5. All issues and claims which are or may be construed as being raised by the APS Track A appeals shall be deemed to be resolved, other than as expressly described in Paragraphs 2 through 4 above. The issues described in Paragraphs 2 through 4 above shall be considered by the Commission in the described regulatory proceedings prior to final resolution in any judicial proceeding. No Party waives their right to judicial review of those Commission decisions by this agreement. Notwithstanding the provisions of the succeeding paragraph, APS will retain all of its causes of action with regard to the matters in paragraphs 2 through 4. Any relief that APS seeks in the aforementioned causes of action shall be limited to authorizing the specific regulatory treatment sought by APS in connection with paragraphs 2 through 4.

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     6.   Claims which are specifically resolved include the following:

          a) The allegation that APS is entitled to recovery of allegedly lost revenues associated with rate reductions;

          b) The allegation that APS is entitled to recover alleged losses associated with legal claims that APS previously dismissed;

          c) Alleged business damages resulting from increased financing costs and other costs incurred by Pinnacle West Capital Corporation ("PWCC") and Pinnacle West Energy Corporation ("PWEC"), as well as any alleged damages associated with possible ratings downgrades of APS alleged to occur or have occurred as a result of Commission action.

          d) Alleged loss of opportunities relating to supposed reliance on the Settlement Agreement Order, including but not limited to foregone power sales by PWEC, as well as alleged damages associated with loss of opportunity to pursue the APS appeals of the Electric Competition Rules.

          e) Alleged loss of the opportunity to recover higher sales costs due to the rate moratorium, as well as any allegations of damages caused by increased costs incurred to maintain reliability during 2000 and 2001;

          f) Any other miscellaneous alleged losses.

          g) Alleged violations of A.R.S. ss. 40-252;

          h) Alleged violations of the Arizona Procedures Act;

          i) Alleged controversies that might support a declaratory judgment;

          j) An alleged lack of substantial evidence to support the Decision and alleged abuses of discretion;

          k) Alleged violations of due process;

          l) Alleged violations of equal protection;

          m) Alleged Supremacy clause violations;

          n) Alleged Contracts Clause violations;

          o) Alleged takings of private property claims;

          p) Alleged breach of contract claims.

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     7.   This agreement is not intended to limit the scope and purpose of the upcoming general rate case, or the adjustment mechanism proceeding, except as explicitly described herein.

AGREED IN PRINCIPLE:


Jack Davis                                     Ernest Johnson
---------------------------------              ---------------------------------
Jack Davis                                     Ernest Johnson
Arizona Public Service Company                 Arizona Corporation Commission
President and CEO                              Director of Utilities

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